FORM 15
          (Adopted in Release No 34-20784 ( 83,508), March 22, 1984,

                   effective March 30 1984, 49 F.R. 1Z688)

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12 (g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports

     under Sections 13 and 15 (d) of the Securities Exchange Act of 1934

                        Commission File Number: 33-46723

                    Morgan Stanley Capital I, Incorporated
            (Exact name of registrant as specified in its charter)

                        1585 Boadway, New York , NY 10036
          (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

  Aetna Commercial Mortgage Trust Multi-Class Pass-Though Certificate Series

                                    1997-ALIC

           (Title of each class of securities covered by this Form)

            Classes A-1A, A-1B, A-2, B, C, D, E, F, G, H, IO, J, L (Titles of all other classes of securities for which a duty to file reports under Section 13 (a) or 15 (d) remains)

  Pleaseplace an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

                          Rule 12g-4(a)(1)(i) [ ] Rule
                               12h-3(b)(1)(ii) [ ]

                          Rule 12g-4(a)(1)(ii) [ ] Rule
                               12h-3(b)(2)(i) [ ]

                          Rule 12g-4(a)(2)(i) [ ] Rule
                               12h-3(b)(2)(ii) [ ]

                          Rule 12g-4(a)(2)(ii) [ ] Rule

                                   15d-6 [ x]

                                           Rule 12h-3(b)(1)(i)     [    ]

                Approximate number of holders of record as of
                   the certificatation or notice date: 100

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in its charter) has caused this certification/

 notice to be signed on its behalf by the undersigned duly authorized person

                DATE: January 30, 1998 BY: WILLIAM G. SWAN, VP
  Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the

                                General Rules and

   Regulations under the Securities Exchange Act of 1934. The registration shall file with the

  Commission three copies of form 15, one of which shall be manually signed.
                               It may be signed

   by an officer of the registrant, by counsel or any other duly authorized person. The name and

   title of the person signing the form shall be typed or printed under the signature.